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                                                           EXHIBIT 11
                                                           (1997 10-K)



                              APPLIED POWER INC.
                      COMPUTATION OF EARNINGS PER SHARE
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                Years ended August 31,
                                        --------------------------------------
                                          1997            1996           1995
                                          ----            ----           ----
PRIMARY
-------
Average shares outstanding               13,765          13,478         13,280
Net effect of dilutive options
  based on the treasury stock
  method using average market price         612             505            466
                                        -------         -------        -------
         Total                           14,377          13,983         13,746
                                        =======         =======        =======

Net Earnings(Loss):
    Earnings before extraordinary loss  $42,038         $33,729        $25,005
    Extraordinary loss                        -               -         (4,920)
                                        -------         -------        -------
         Net Earnings                   $42,038         $33,729        $20,085
                                        =======         =======        =======

Primary Earnings(Loss) per share:
    Earnings before extraordinary loss    $2.92           $2.41          $1.82
    Extraordinary loss                        -               -          (0.36)
                                        -------         -------        -------
         Net Earnings Per Share           $2.92           $2.41          $1.46
                                        =======         =======        =======

FULLY DILUTED
-------------
Average shares outstanding               13,765          13,478         13,280
Net effect of dilutive options
  based on the treasury stock
  method using the greater of
  average or year-end market price          848             505            678
                                        -------         -------        -------
         Total                           14,613          13,983         13,958
                                        =======         =======        =======

Net Earnings(Loss):
    Earnings before extraordinary loss  $42,038         $33,729        $25,005
    Extraordinary loss                        -               -         (4,920)
                                        -------         -------        -------
         Net Earnings                   $42,038         $33,729        $20,085
                                        =======         =======        =======

Fully Diluted Earnings(Loss) per share:
    Earnings before extraordinary loss    $2.88           $2.41          $1.79
    Extraordinary loss                        -               -          (0.35)
                                        -------         -------        -------
         Net Earnings Per Share           $2.88           $2.41          $1.44
                                        =======         =======        =======